Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

BTCS INC.

Pursuant to Section 78.120 of the Nevada Revised Statutes and Article IX of the Amended and Restated Bylaws (the “Bylaws”) of BTCS Inc. (the “Company”), the Bylaws are hereby amended as follows:

Article II, Section 2.9 of the Bylaws is amended and restated to read as follows:

Section 2.9. QUORUM OF STOCKHOLDERS. At each meeting of stockholders for the transaction of any business, a quorum must be present to organize such meeting. The presence in person, by means of remote communication, or by proxy of one-third (33.3%) of the voting power constitutes a quorum for the transaction of business at a meeting of stockholders, except as otherwise required by the Articles of Incorporation, these Bylaws, or Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”).

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

As approved via Unanimous Written Consent by the Board of Directors effective May 29, 2026.